Exhibit 99.1
VIA PHARMACEUTICALS ANNOUNCES POSITIVE RESULTS OF PHASE 2 STUDIES OF
VIA-2291 IN PATIENTS WITH SERIOUS CARDIOVASCULAR DISEASE
- In Two Studies Drug was Well-Tolerated, Significantly Inhibited Leukotriene Production, and
Reduced Inflammation–
- Webcast Conference Call to Discuss Results on Monday, November 10 at 8:30 a.m. ET-
New Orleans and San Francisco, Nov. 9, 2008 – VIA Pharmaceuticals, Inc. (NASDAQ: VIAP), a biotechnology company focused on the development of compounds for the treatment of cardiovascular disease, announced today the results of two Phase 2 studies of its lead drug, VIA-2291. In each Phase 2 study, VIA-2291 effectively inhibited production of leukotrienes, proposed mediators of vascular inflammation. VIA-2291 was generally well-tolerated. The results were presented today during a Special Session at the American Heart Association 2008 Scientific Sessions being held in New Orleans.
“These trials accomplished our goal of demonstrating that VIA-2291 directly impacts the leukotriene pathway and potentially reduces vascular inflammation, which we believe leads to atherosclerosis and death in a broad population,” said Lawrence K. Cohen, Ph.D., chief executive officer of VIA Pharmaceuticals. “We now look forward to designing studies that can link VIA-2291’s unique mechanism of action to improvement in atherosclerotic plaque and ultimately cardiovascular outcomes.”
The first of these trials, the acute coronary syndromes (ACS) trial, met its primary endpoint by demonstrating a significant change from baseline in Leukotriene B4 (LTB4) production at all doses tested (p<0.001).
The second trial, the carotid endarterectomy (CEA) trial, missed its primary endpoint of percentage reduction in macrophage inflammatory cells in plaque tissue, but met key secondary endpoints including reduction of high sensitivity C-reactive protein (hs-CRP) (p<0.01).
“VIA-2291 has the potential to be the first drug to specifically target one cardiovascular inflammatory pathway,” said Dr. Jean-Claude Tardif, Director of the Montreal Heart Institute Research Centre, professor of medicine at the University of Montreal and principal investigator of the VIA-2291 ACS trial. “These data support further clinical development of this drug, including larger outcome trials.”
Cardiologists have several therapies that help reduce heart disease risk factors, but none that specifically targets inflammation, an underlying cause of atherosclerosis, which leads to major adverse cardiac events, including heart attack and stroke.
VIA-2291 is designed to be a selective and reversible inhibitor of 5-LO, a key enzyme in the biosynthesis of leukotrienes, that are important mediators of inflammation believed to be involved in the development and progression of atherosclerosis.

ACS and CEA Study Designs
The ACS Phase 2 study of VIA-2291 was designed to establish optimal dosing and safety data in 191 patients with ACS, who recently had a heart attack or unstable angina. Patients were treated once daily for 12 weeks with one of three doses of VIA-2291 or placebo. In order to further evaluate VIA-2291’s effect over a longer timeframe, a sub-study of patients in the ACS trial continued for an additional 12 weeks of treatment at the same dose followed by a 64 slice multi-detector computed tomography (MDCT) scan following up on the baseline MDCT scan that all patients had received. The statistical outcomes for the ACS trial were validated by an independent academic statistics group at Montreal Heart Institute.
The CEA Phase 2 study evaluated VIA-2291’s effect on atherosclerotic vascular inflammation in 50 patients scheduled for elective CEA. CEA is a surgical procedure to remove plaque from the carotid artery to increase blood flow to the brain and to reduce the risk of stroke in patients with significant blockage in the artery. Patients in the study were treated for 12 weeks with either 100 mg of VIA-2291 or placebo, and then underwent a CEA procedure. The CEA trial was designed to provide direct evaluation of VIA-2291’s effect on inflammation by analyzing plaque removed from the carotid arteries of patients treated with VIA-2291 or placebo. The trial also measured serum biomarkers of inflammation to measure reduction in inflammation in treated patients.
Study Results
—Leukotriene Inhibition
The ACS trial demonstrated a statistically significant, dose-dependent inhibition of ex vivo stimulated LTB4 production at 12 weeks. LTB4 production was measured at trough, just before the next dose of VIA-2291 was taken, indicating a sustained pharmacological effect of the drug between doses. The secondary endpoint of change from baseline in urine Leukotriene E4 (LTE4), also showed significant inhibition at all dose levels.
The CEA trial confirmed the findings of statistically significant inhibition in leukotriene production observed in the ACS trial. In the CEA trial, LTB4 production was highly inhibited at 12 weeks (p < 0.001).
Leukotriene inhibition was seen early in both trials and was already highly significant after two weeks of drug treatment, the first time it was assessed after starting drug.
—hs-CRP Reduction
In the ACS trial, a statistically significant reduction from baseline as compared with placebo was observed in high-sensitivity C-reactive protein (hs-CRP) levels in the highest dose group of patients treated for 24 weeks. Significant reductions in hs-CRP levels were not observed in the ACS trial in patients treated for 12 weeks, perhaps due, in part, to variability in the level of hs-CRP at the baseline as a result of the recent heart attack or unstable angina.
In the CEA trial, a statistically significant reduction from baseline as compared with placebo in hs-CRP was observed over the 12 week treatment period.
—Plaque tissue
While the results of the CEA trial did not demonstrate a reduction in macrophages in the plaque tissue in carotid arteries of patients treated with 100mg VIA-2291 compared to those treated with placebo, results of a post-hoc analysis did show a reduction in necrotic core thickness relative to plaque thickness. Furthermore, mRNA levels of IL-6, a pro-inflammatory cytokine, appeared to decrease in plaque tissue from patients treated with VIA-2291. These findings may indicate anti-inflammatory activity of VIA-2291 in plaque tissue.
—Safety
The drug was generally well-tolerated in both trials. In the ACS trial, common (>10 percent) adverse events (AEs) with no clear difference between placebo and VIA-2291 treated patients included angina, fatigue, musculoskeletal pain, and headache. Laboratory abnormalities included generally mild, reversible ≥3x upper limit of normal liver enzymes in the low dose VIA-2291 treated group (10 percent) and placebo (2 percent), not seen in the higher dose drug-treated groups; and asymptomatic ≥1.5x lipase elevations that were more common in VIA-2291 treated patients. In the CEA study, common AEs (>7percent) included fever, diarrhea and cystitis that occurred somewhat more commonly in VIA-2291 treated patients. Common laboratory abnormalities included mild reversible elevations of BUN and reversible decreases >1 gm/dL of hemoglobin that were more frequent in VIA-2291 treated patients.
“We have conducted a preliminary review of the patient safety data for the VIA-2291 ACS and CEA trials and found that the drug was well-tolerated at the doses tested and support further development of VIA-2291,” said Sidney Goldstein, M.D., Division of Cardiovascular Medicine, Henry Ford Hospital, Wayne State University and chairman of the VIA-2291 Data Safety Monitoring Board (DSMB), which monitored safety of the drug throughout both trials.
A third Phase 2 clinical trial is currently underway to measure reductions in plaque inflammation following dosing with VIA-2291 as measured with state-of-the-art FDG-PET imaging technology and assessment of standard biomarker measurements of inflammation in patients with ACS.
Conference Call Information
VIA will hold a conference call on Monday, November 10 at 8:30 a.m. ET (5:30 a.m. PT) to discuss this announcement. To participate in the conference call, please dial 888-684-1280 for domestic callers and 913-312-0952 for international callers. A telephone replay of the conference call will be available through Friday, November 14, 2008. To access the replay, please dial 888-203-1112 for domestic callers and 719-457-0820 for international callers and reference conference replay passcode 1268443.
A live audio webcast of the call can be accessed from the investor section of the VIA website, http://www.viapharmaceuticals.com beginning at 8:30am ET on Monday, November 10. The webcast will be archived for 30 days following the presentation.
About VIA-2291
VIA-2291 is designed to complement current standard of care therapies that treat cardiac risk factors, such as statins, antiplatelet and blood pressure medications. VIA-2291 is initially targeted to address the secondary prevention market for patients who have already suffered a major adverse cardiac event, but eventually could be beneficial to the broader 15.8 million patients in the U.S. who have coronary artery disease. VIA has exclusive worldwide rights to develop and commercialize VIA-2291. VIA-2291 has been tested in more that 1,300 patients in clinical trials.

About VIA Pharmaceuticals, Inc.
VIA Pharmaceuticals, Inc. is a biotechnology company focused on the development of compounds for the treatment of cardiovascular disease. VIA is building a pipeline of small-molecule drugs that target a significant unmet medical need: reducing inflammation in the blood vessel wall, which is an underlying cause of atherosclerosis and its complications, including heart attack and stroke. For more information, visit: http://www.viapharmaceuticals.com.
Forward Looking Statements
This press release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to VIA’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause VIA’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond VIA’s control and which could materially affect actual results, levels of activity, performance or achievements.
Factors that may cause actual results to differ materially from current expectations include, but are not limited to:

—	our ability to obtain necessary financing in the near term;

—	our ability to control our operating expenses;

—	our ability to recruit and enroll patients for the FDG-PET clinical trial;

—	failure to obtain sufficient data from enrolled patients that can be used to evaluate VIA-2291, thereby impairing the validity or statistical significance of our clinical trials;

—	our ability to successfully complete our clinical trials of VIA-2291 on expected timetables and the outcomes of such clinical trials;

—	complexities in designing and implementing cardiovascular clinical trials using histological examinations, measurement of biomarkers, medical imaging and atherosclerotic plaque bioassays;

—	the results of our clinical trials, including without limitation, with respect to the safety and efficacy of VIA-2291;

—	our ability to achieve clinical trial endpoints;

—	if the results of the ACS and CEA studies, upon further review and analysis, are revised, interpreted differently by regulatory authorities or negated by later stage clinical trials;

—	our ability to properly design and conduct additional clinical trials;

—	the outcome of any legal proceedings;

—	our ability to obtain necessary FDA approvals;

—	our ability to successfully commercialize VIA-2291;

—	our ability to obtain and protect our intellectual property related to our product candidates;

—	our potential for future growth and the development of our product pipeline;

—	our ability to form and maintain collaborative relationships to develop and commercialize our product candidates;

—	general economic and business conditions; and

—	the other risks described under Item IA “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 on file with the SEC.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and VIA undertakes no obligation to update publicly any of these statements in light of new information or future events.
Contact Information:
VIA Pharmaceuticals, Inc.
James G. Stewart
Senior Vice President and Chief Financial Officer
415-283-2204
For Media:
WeissComm Partners
Danielle Bertrand — 415-577-8258
dbertrand@wcpglobal.com
For Investors:
The Trout Group
Ian Clements / Lauren Glaser – San Francisco – 415-392-3385
Brian Korb – New York City – 646-378-2923
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